Exhibit 4.1

COMFORCE OPERATING, INC.

as Issuer,

and

WILMINGTON TRUST COMPANY,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of June 30, 2006

12% Senior Notes Due 2007, Series A 12% Senior Notes Due 2007, Series B

THIRD SUPPLEMENTAL INDENTURE, dated as of June 30, 2006 (the “Supplemental Indenture”), between COMFORCE Operating, Inc., a Delaware corporation (together with its successors, the “Company”), and Wilmington Trust Company, as Trustee (the “Trustee”), under an Indenture dated as of November 26, 1997, as previously supplemented by the First Supplemental Indenture dated as of November 29, 2000 and the Second Supplemental Indenture dated as of December 4, 2000 (as supplemented, the “Indenture”) with respect to the 12% Senior Notes due 2007 of the Company (the “Securities”).

Section 9.2(a) of the Indenture provides that, with the consent of the Holders of at least a majority in outstanding principal amount of the Securities, voting as a single class, the Company and the Trustee may amend the Indenture or the Securities, unless such amendment would, absent approval of the Holders of 100% of the principal amount of the Securities, be proscribed by subsections 1 through 11 of Section 9.2(a). The Company and the Trustee are executing this Supplemental Indenture to amend Section 9.4 of the Indenture to provide for the irrevocability, for up to 60 days, of consents and waivers received by the Company from Holders (so as to enable the Company to complete any solicitation of consents or waivers on an orderly basis), which amendment is not proscribed by subsections 1 through 11 of Section 9.2(a).

ARTICLE I

AMENDMENTS

Section 1.01. Amendment of Section 9.4 of the Indenture.

The second sentence of Section 9.4 of the Indenture is hereby amended and restated as follows:

However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s security or portion of Security if the Trustee, directly or though any agent or depositary of the Company or the Trustee, receives the notice of revocation before the amendment or waiver becomes effective, unless the consent or waiver is by its terms irrevocable and has been received by the Trustee, directly or though any agent or depositary of the Company or the Trustee, more than 60 days prior to the date the amendment or waiver becomes effective.

ARTICLE II

MISCELLANEOUS

Section 2.01. Definitions. All terms used in this Supplemental Indenture have the meanings specified in the Indenture unless otherwise defined herein or unless the context otherwise specifies or requires.

Section 2.02. Successors and Assigns. All the covenants and agreements by the Company contained in this Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee contained in this Supplemental Indenture binds its successors.

Section 2.03. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Section 2.04 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.05 Ratification. The Indenture, as hereby amended and supplemented, is ratified and confirmed in all respects. From and after the date hereof, the Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. All recitations or recitals contained in this Third Supplemental Indenture are made by and on behalf of the Company only, and the Trustee is in no way responsible for the correctness of any statement herein contained or for the validity or sufficiency of this Third Supplemental Indenture. The execution by the Trustee of this Third Supplemental Indenture shall not be construed to be an approval or disapproval by the Trustee of the advisability of the action being taken herein by Company. All the provisions of the Indenture with respect to the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full with such omissions, variations or insertions, if any, as may be appropriate to make the same conform to this Third Supplemental Indenture.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

COMFORCE Operating, Inc.

By:
Name:
Title:

Wilmington Trust Company, as Trustee

By:
Name:
Title: